                                                                     EXHIBIT 2.1

                             DISTRIBUTION AGREEMENT

                                    BETWEEN

                            FORWARD AIR CORPORATION
                          F/K/A LANDAIR SERVICES, INC.

                                      AND

                              LANDAIR CORPORATION

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
I. DEFINITIONS........................................................  1
     1.1  General.....................................................  1
II. THE DISTRIBUTION..................................................  3
     2.1  Cooperation Prior to the Distribution.......................  3
     2.2  Conditions to Distribution..................................  3
     2.3  The Distribution............................................  4
III. TRANSACTIONS RELATING TO THE DISTRIBUTION........................  4
     3.1  The Reorganization..........................................  4
     3.2  Company Charter and Bylaws..................................  5
     3.3  Other Agreements............................................  5
     3.4  Operation in the Ordinary Course of Business................  5
     3.5  Collections and Payments after the Distribution Date........  5
IV. INDEMNIFICATION...................................................  5
     4.1  Indemnification by FAF......................................  5
     4.2  Indemnification by the Company..............................  5
     4.3  Limitations on Indemnification Obligations..................  5
     4.4  Procedures for Indemnification..............................  6
     4.5  Releases....................................................  7
     4.6  Environmental Liabilities...................................  7
V. ACCESS TO INFORMATION; SERVICES....................................  7
     5.1  Access to Information.......................................  7
     5.2  Production of Witnesses.....................................  8
     5.3  Provision of Services.......................................  8
     5.4  Reimbursement...............................................  8
     5.5  Retention of Records........................................  8
     5.6  Confidentiality.............................................  8
     5.7  Provision of Corporate Records..............................  9
     5.8  Privileged Matters..........................................  9
VI. SHARED CLAIMS.....................................................  9
     6.1  Acknowledgment..............................................  9
     6.2  Notification................................................  9
     6.3  Cooperation.................................................  9
     6.4  Liability...................................................  9
VII. MISCELLANEOUS....................................................  10
     7.1  Complete Agreement; Construction............................  10
     7.2  Expenses....................................................  10
     7.3  Governing Law...............................................  10
     7.4  Notices.....................................................  10
     7.5  Amendments and Waivers......................................  10
     7.6  Counterparts................................................  10
     7.7  Successors and Assigns......................................  10
     7.8  Termination.................................................  10
     7.9  No Third-Party Beneficiaries................................  10
    7.10  Titles and Headings.........................................  10
    7.11  Legal Enforceability........................................  10
    7.12  Further Assurances..........................................  11
    7.13  No Solicitation of Employees................................  11

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this
               day of           , 1998 by and between FORWARD AIR CORPORATION, a
Tennessee corporation f/k/a Landair Services, Inc. ("FAF"), and LANDAIR CORPORATION, a Tennessee corporation (the "Company").

                                    RECITALS

     WHEREAS, FAF is the holder of all of the issued and outstanding shares of $.01 par value per share common stock of the Company (the "Company Common Stock");

     WHEREAS, the Board of Directors of FAF (the "FAF Board") has determined that it is advisable and in the best interests of FAF, its shareholders and the Company to distribute (the "Distribution") all of the issued and outstanding shares of Company Common Stock to the holders of the $.01 par value per share common stock of FAF (the "FAF Common Stock"); and

     WHEREAS, FAF and the Company have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the Distribution and the relationships thereafter between FAF and the Company and their respective subsidiaries following the Distribution;

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          ACTION: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          AFFILIATE:  as defined in Rule 12b-2 under the Exchange Act.

          FAF GROUP: at any time following the Distribution, FAF and all entities which are Affiliates of FAF at such time.

          CODE:  the Internal Revenue Code of 1986, as amended.

          COMMISSION:  the United States Securities and Exchange Commission.

          COMPANY GROUP: at any time following the Distribution, the Company and all entities which are Affiliates of the Company at such time.

          DISTRIBUTION AGENT:  SunTrust Bank, Atlanta.

          DISTRIBUTION DATE: the date (as determined by the FAF Board or a committee thereof) as of which the Distribution shall be effected.

          DISTRIBUTION RATIO: the ratio of FAF Common Stock to Company Common Stock to be distributed in the Distribution.

          EMPLOYEE BENEFIT MATTERS AGREEMENT: the Employee Benefit Matters Agreement to be entered into by FAF and the Company as of the Distribution Date, the form of which is attached hereto as Annex A.

          ENVIRONMENTAL LIABILITIES: any Liabilities arising from, under or relating to any environmental, health or safety law, rule, regulation, Action, threatened Action, order or consent decree.

          EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          FORM 10: the Registration Statement on Form 10 filed by the Company with the Commission to effect the registration of the Company Common Stock under the Exchange Act.

          FORWARD AIR:  Forward Air, Inc., a Tennessee corporation.

          FORWARD AIR BUSINESS: the business of providing the less-than-truckload movement of deferred air freight as conducted by FAF prior to the Distribution primarily through the FAF Group.

          INFORMATION STATEMENT: the Information Statement on Form 14C filed by the Company with the Commission and included in the Form 10 at the time of its effectiveness.

          INSURANCE PROCEEDS: those monies (i) received by an insured from an insurance carrier on an insurance claim or (ii) paid by an insurance carrier on behalf of an insured on an insurance claim, in either case net of any applicable deductibles, retentions or costs paid by such insured, but such term does not refer to proceeds received from an insurer on an employee benefits group insurance policy.

          IRS:  the United States Internal Revenue Service.

          INTERNATIONAL: Forward Air International Airlines, Inc., a Tennessee corporation.

          LIABILITIES: any and all debts, liabilities, obligations, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including those arising under this Agreement.

          LICENSING:  Forward Air Licensing Company, a Delaware corporation.

          LOSSES: any and all debts, losses, Liabilities, claims, damages, obligations, payments or costs and expenses, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

          OTHER AGREEMENTS: the Employee Benefit Matters Agreement, the Services Agreement, the Tax Sharing Agreement and such other agreements and understandings as are required to carry out the transactions authorized by this Agreement.

          RECORD DATE: the close of business on the date to be determined by the FAF Board or a committee thereof as the record date for the determination of shareholders of record of FAF entitled to receive the Distribution.

          REORGANIZATION: shall have the meaning set forth in SECTION 3.1 hereof.

          ROYALTY:  Forward Air Royalty Company, a Delaware corporation.

          SECURITIES ACT:  the Securities Act of 1933, as amended.

          SERVICES AGREEMENT: the Transition Services Agreement to be entered into by FAF and the Company as of the Distribution Date, the form of which is attached hereto as Annex B.

          SUBSIDIARIES: with respect to any entity, unless otherwise indicated, shall be deemed to refer to both direct and indirect subsidiaries of such entity.

          TAX SHARING AGREEMENT: the Tax Sharing Agreement to be entered into by FAF and the Company as of the Distribution Date, the form of which is attached hereto as Annex C.

          TRANSPORT:  Landair Transport, Inc., a Tennessee corporation.

          TRANSPORTATION PROPERTIES: Transportation Properties, Inc., a Tennessee corporation.

          TRANSPORTATION PROPERTIES (TEXAS): Transportation Properties (Texas), Inc., a Tennessee corporation.

          TRUCKLOAD BUSINESS: the business of providing short- to medium-haul delivery to the high-service segment of the general commodities truckload market as conducted by FAF prior to the Distribution primarily through the Company Group.

          VOLUNTEER:  Volunteer Adjustment, Inc., a Tennessee corporation.

                                   ARTICLE II

                                THE DISTRIBUTION

     2.1  Cooperation Prior to the Distribution.  Prior to the Distribution:

          (a) FAF and the Company shall prepare, and the Company shall file with the Commission, the Form 10. FAF and the Company shall prepare, and FAF shall mail, prior to the Distribution Date, to the holders of FAF Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning the Company, the Distribution and other matters. The Company shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

          (b) FAF and the Company shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefit Matters Agreement.

          (c) Prior to the Distribution, FAF will change the symbol under which it is listed on The Nasdaq Stock Market to "FWRD" (or such other symbol as FAF deems appropriate) and the Company shall prepare, file and pursue an application to permit listing of the Company Common Stock on The Nasdaq Stock Market (and/or such other exchange as the Company deems appropriate), under the symbol "LAND" (or such other symbol as the Company deems appropriate).

     2.2 Conditions to Distribution. The FAF Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Distribution shall be subject to satisfaction of each of the following conditions, among other things:
(a) the consummation of the Reorganization in accordance with SECTION 3.1 hereof and certain internal corporate reorganizations; (b) the renegotiation of certain FAF credit facilities and debt instruments, including the execution of certain consents, waivers and amendments thereto by lenders, all on terms satisfactory to the Board of Directors of FAF; (c) the establishment of separate credit facilities for the Company and FAF on terms satisfactory to the Board of Directors of the Company and FAF; (d) the receipt of certain third-party consents relating to certain contracts, licenses and the Other Agreements; (e) receipt by FAF of a private letter ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free distribution for Federal income tax purposes under Section 355 of the Code, or at the option of the FAF Board, an opinion of special tax counsel to FAF, in form and substance satisfactory to the FAF Board, to the effect that, among other things, the Distribution will constitute such a tax-free distribution under Section 355 of the Code; (f) the Form 10 having become effective and no stop order being in effect; (g) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution; and (h) approval for listing of the Company Common Stock on The Nasdaq Stock Market. The FAF Board reserves the right in its discretion, other than with respect to those set forth in clauses
(a), (e), (f) and (g), to waive the satisfaction of any condition to the Distribution;

provided, however, that the FAF Board may abandon, defer or modify the Distribution and the related transactions at any time prior to the Distribution Date.

     2.3 The Distribution. On the Distribution Date, subject to the conditions set forth in this Agreement, FAF shall deliver to the Distribution Agent a certificate or certificates representing the number of then outstanding shares of Company Common Stock to be distributed in the Distribution, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of FAF Common Stock on the Record Date a certificate or certificates representing one share of Company Common Stock for one share of FAF Common Stock so held. The Company agrees to provide all certificates for shares of Company Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                  ARTICLE III

                   TRANSACTIONS RELATING TO THE DISTRIBUTION

     3.1 The Reorganization. Prior to the Distribution Date, FAF and the Company shall cause, or have caused, the following transactions to occur (the "Reorganization"):

          (a) FAF shall take all steps necessary to cause Transport, its wholly owned subsidiary, to incorporate FAF, Inc. ("FAF, Inc.") and Landair Transportation Properties, Inc. ("LTP") as wholly owned Tennessee corporations;

          (b) FAF shall cause Transport to transfer such of its assets associated with the Forward Air Business (including all goodwill and other intangibles associated with such Forward Air Business) to FAF, Inc. in exchange for all of the issued and outstanding stock of FAF, Inc. plus the assumption by FAF, Inc. of liabilities associated with the transferred assets.

          (c) FAF shall cause Transport to distribute all of the issued and outstanding stock of FAF, Inc. to its sole shareholder, FAF.

          (d) FAF shall cause Transportation Properties to transfer the real estate on which a Greene County, Tennessee maintenance facility is being constructed to LTP in exchange for cash and/or LTP's assumption of the debt associated with such real estate.

          (e) FAF shall borrow approximately $12.1 million from an unrelated third party, and use the proceeds of any such borrowing to pay any intercompany debt owed by Forward Air to Transport. In addition, FAF will transfer to the Company in the form of a capital contribution $5 million.

          (f) FAF shall incorporate, or have incorporated, the Company as a wholly owned Tennessee corporation for the purpose of facilitating the Distribution and the Reorganization.

          (g) FAF shall transfer all of the issued and outstanding stock of each of Transport and Volunteer and other assets directly held by FAF (including trademarks, tradenames goodwill and any other intangibles associated with the Truckload Business) that are associated with the Truckload Business to the Company in exchange for all of the issued and outstanding stock of the Company. Immediately thereafter, the Company will transfer to Transport all of the assets that the Company received from FAF, except for all of the issued and outstanding stock of Transport and Volunteer and the trademarks and tradenames associated with the Truckload Business (including any goodwill associated with such trademarks and tradenames).

          (h) Immediately prior to the Distribution Date, FAF and the Company shall take all steps necessary to increase the outstanding shares of Company Common Stock so that, immediately prior to the Distribution, FAF will hold a number of shares of Company Common Stock sufficient to enable it to complete the Distribution based on the Distribution Ratio. FAF and the Company shall take all steps necessary to elect as directors of the Company, on or prior to the Distribution Date, the persons named in the Form 10 to constitute the board of directors of the Company on the Distribution Date.

     3.2 Company Charter and Bylaws. On or prior to the Distribution Date, (a) FAF shall approve and cause the Charter of the Company substantially in the form of Annex D hereto to be filed with the Secretary of State of Tennessee and to be in effect on the Distribution Date and (b) FAF shall adopt the Bylaws of the Company substantially in the form of Annex E hereto to be in effect on the Distribution Date.

     3.3 Other Agreements. On or prior to the Distribution Date, FAF and the Company shall enter into, and (if applicable) shall cause their respective Subsidiaries to enter into, the Other Agreements and any other agreements necessary or appropriate in connection with the transactions contemplated hereby and thereby. In the event of a conflict between the terms of this Agreement and the terms of any of the Other Agreements or any such other agreements, the terms of this Agreement shall govern.

     3.4 Operation in the Ordinary Course of Business. Prior to the Distribution Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business, consistent with past practice, and shall, and shall cause each of its Subsidiaries to, continue to provide services, pay accounts payable and invoices, deposit and accept payments, and make capital expenditures in the ordinary course of business, all consistent with past practice. The Company shall not, and shall cause each of its Subsidiaries not to, undertake any arrangement with the intent to delay receipt of any funds by the Company or its Subsidiaries until on or after the Distribution Date or to accelerate any payment to be made by the Company or its Subsidiaries prior to the Distribution Date, except in each case in the ordinary course of business consistent with past practice.

     3.5 Collections and Payments after the Distribution Date. Except as may be explicitly provided in this Agreement and the Other Agreements, any cash receipts arising out of or relating to the assets, Liabilities or operations of the Company or its past or present Subsidiaries received on or after the Distribution Date shall be retained by the Company and such Subsidiaries, and any Liabilities or obligations, arising out of, relating to or asserted on the basis of the assets, Liabilities or operations of the Company or its past or present Subsidiaries due and unpaid on and after the Distribution Date, or incurred on and after the Distribution Date, shall be payable by the Company and such Subsidiaries. The Company and FAF shall settle all payments received from account debtors of either of them to the effect that amounts properly owing to the Company are received by the Company and amounts properly owing to FAF are received by FAF, with such settlements to occur by wire transfer (a) daily, for the three-month period beginning on the Distribution Date and (b) weekly, thereafter.

                                   ARTICLE IV

                                INDEMNIFICATION

     4.1 Indemnification by FAF. Except as otherwise provided by any of the Other Agreements or as contemplated by Section 4.5 or Article VI hereof, effective as of the Distribution Date, FAF and each other member of the FAF Group agree to indemnify, defend and hold harmless the Company, each other member of the Company Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "Company Indemnitees") from and against any and all Losses of the Company Indemnitees arising out of or related in any manner to any item set forth on Schedule 4.1 hereto.

     4.2 Indemnification by the Company. Except as otherwise provided by any of the Other Agreements or as contemplated by Section 4.5 or Article VI hereof, effective as of the Distribution Date, the Company and each other member of the Company Group agree to indemnify, defend and hold harmless FAF, each other member of the FAF Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "FAF Indemnitees") from and against any and all Losses of the FAF Indemnitees arising out of or related in any manner to any item set forth on Schedule 4.2 hereto.

     4.3 Limitations on Indemnification Obligations. The amount that either FAF or the Company (an "Indemnifying Party") is or may be required to pay to an indemnified party ("Indemnitee") pursuant to Section 4.1 or 4.2, or any other section of this Agreement providing for indemnification, shall be reduced by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). No insurer or other third party shall: (a) be relieved of the responsibility to pay any claims which it would otherwise be obligated to pay in the absence of the foregoing indemnification provisions; (b) solely by virtue of the indemnification provisions hereof have any subrogation rights with respect to any claims which it would otherwise be obligated to pay; or (c) be entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions. Any Indemnifying Party shall succeed to the rights of any Indemnitee with respect to any matter contemplated by this SECTION 4.3.

     4.4 Procedures for Indemnification. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion of any claim or commencement of any proceeding (including any governmental investigation) by a person who is not a party to this Agreement (or any Affiliate of either party) (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of any Indemnitee to give notice as provided in this SECTION 4.4(A) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE IV, unless such Indemnifying Party is actually prejudiced by such failure to give notice, and then only to the extent of such actual prejudice.

     (b) An Indemnifying Party may, to the extent it wishes within 30 days of receipt of notice of a Third-Party Claim and at its cost and expense, elect to defend or to seek to settle or compromise any Third-Party Claim; provided that the Indemnitee may participate in such settlement or defense through its chosen counsel at its sole cost and expense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this ARTICLE IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such Third-Party Claim include both the Indemnifying Party and one or more Indemnitees, and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees. In that event, the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party; provided further if and to the extent that there is a conflict of defenses or positions among the Indemnitees, the Indemnitees shall have the right to retain such number of additional separate counsel, reasonably satisfactory to the Indemnifying Party, as is reasonably necessary to avoid such conflicts, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of such additional separate counsel; provided further that the Indemnitee may participate in the settlement or defense of a Third-Party Claim through counsel chosen by such Indemnitee if the fees and expenses of such counsel shall be borne by such Indemnitee. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, such Indemnitee may defend or seek to compromise or settle such Third-Party Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for any settlement of any Third-Party Claim effected without its written consent. The Indemnifying Party shall not, except with the consent of the Indemnitee, (i) enter into any such settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such Third-Party Claim to all Indemnitees an unconditional release from all Liability with respect to such Third-Party Claim, or (ii) consent to entry of any judgment.

     (c) Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

     (d) In addition to any adjustments required pursuant to SECTION 4.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction that has been received by the Indemnitee, less any expenses properly incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall have all rights of subrogation and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (f) Notwithstanding anything to the contrary herein or in the Other Agreements, the foregoing indemnification provisions and procedures shall apply to any other indemnification agreements herein or in the Other Agreements.

     4.5 Releases. (a) Subject to ARTICLE VI and effective on the Distribution Date, the Company and each other member of the Company Group releases and forever discharges FAF, each other member of the FAF Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under this ARTICLE IV and any of the Other Agreements (subject to the provisions of SECTION 4.3)).

     (b) Subject to ARTICLE VI and effective on the Distribution Date, FAF and each other member of the FAF Group releases and forever discharges the Company, each other member of the Company Group and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under (i) this ARTICLE IV and (ii) any of the Other Agreements (subject to the provisions of SECTION 4.3)).

     4.6 Environmental Liabilities. Notwithstanding anything contained herein or in any of the Other Agreements to the contrary, neither party shall have any obligation to indemnify the other party with respect to any Environmental Liabilities.

                                   ARTICLE V

                        ACCESS TO INFORMATION; SERVICES

     5.1 Access to Information. From and after the Distribution Date, FAF shall, and shall cause its Subsidiaries to, afford to the Company and its authorized accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access (including using reasonable efforts to give access to the person or firms possessing information) and duplicating rights during normal business hours to all administrative records, books, contracts and instruments, and all Company-owned computer software and computer data and other Company-owned data and information (collectively, but excluding all software not owned by the Company, "Information") within FAF's or any such Subsidiary's possession or control relating to the Company or any Company Subsidiary and to any property owned by FAF that was leased or operated by the Company or any Company Subsidiary, insofar as such access is reasonably required by the Company or any Company Subsidiary. Similarly, the Company shall, and shall cause its Subsidiaries to, afford to FAF and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within the

Company's or any such Subsidiary's possession or control relating to FAF or any FAF Subsidiary or relating to the Company prior to the Distribution Date and to any property owned by the Company that was leased or operated by FAF or any FAF Subsidiary (other than the Company and its Subsidiaries), insofar as such access is reasonably required by FAF or any FAF Subsidiary. Information may be requested under this ARTICLE V for, without limitation, audit, accounting, claim, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

     5.2 Production of Witnesses. After the Distribution Date, each of FAF and the Company shall, and shall cause its respective Subsidiaries to, use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     5.3 Provision of Services. In addition to any services contemplated to be provided following the Distribution Date by any of the Other Agreements, each party, upon written request, shall make available to the other party, during normal business hours and in a manner that will not interfere unreasonably with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff services (collectively, "Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

     5.4 Reimbursement. Except to the extent otherwise provided in any of the Other Agreements, each party providing Information, witnesses or Services under
SECTION 5.1, 5.2 or 5.3 to the other party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such Information, witnesses or Services. For purposes of this SECTION 5.4, salaries and other compensation payable to employees of either party shall be deemed to be an out-of-pocket cost or expense reimbursable hereunder.

     5.5 Retention of Records. Except as otherwise required by law or agreed to in writing, each of FAF and the Company shall retain, and shall cause its respective Subsidiaries to retain following the Distribution Date, all significant information ("Information") relating to the business of the other and the other's subsidiaries, for a period (a "Retention Period") consistent with the document retention policies in effect at FAF and the Company, respectively. In addition, such Information shall not be destroyed or otherwise disposed of if during such period a party shall request in writing that any of the Information be retained for additional specific and reasonable periods of time at the expense of the party so requesting. After the applicable Retention Period, any party may destroy or otherwise dispose of any Information at any time, provided that, prior to such destruction or disposal, (a) such party shall provide no less than ninety (90) days' prior written notice to the other party, identifying the Information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the requesting party.

     5.6 Confidentiality. FAF and each other member of the FAF Group on the one hand, and the Company and each other member of the Company Group on the other hand, shall use commercially reasonable efforts to hold, and cause their Representatives to hold, in strict confidence, all Information concerning the other in their possession or furnished by the other or the other's Representatives pursuant to this Agreement or any of the Other Agreements (except to the extent that such Information is (a) in the public domain through no fault of such party or (b) later lawfully acquired by such party on a non-confidential basis from other sources which are not subject to any confidentiality litigation with the subject party or subsequently developed by such party), and neither party shall release or disclose such Information to any other person, except to its auditors, attorneys, financial advisors, bankers and other consultants and advisors, and on terms and conditions substantially the same as the terms and conditions on which such party releases its own Information, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

     5.7 Provision of Corporate Records. (a) Except as may otherwise be provided in any of the Other Agreements, FAF shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered, for the delivery to the Company of the Company's books and records in its possession, except to the extent such items are already in the possession of the Company. Such books and records shall be the property of the Company, but shall be available to FAF for review and duplication until FAF shall notify the Company in writing that such records are no longer of use to FAF.

     (b) Except as otherwise provided in any of the Other Agreements, the Company shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered, for the delivery to FAF of FAF's and its Subsidiaries' books and records in its possession, except to the extent such items are already in the possession of FAF or a Subsidiary of FAF. Such books and records shall be the property of FAF, but shall be available to the Company for review and duplication until the Company shall notify FAF in writing that such records are no longer of use to the Company.

     5.8 Privileged Matters. The Company and FAF recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both FAF and the Company and that both FAF and the Company should be deemed to be the client for the purposes of asserting all privileges related thereto. No party may waive any privilege which could be asserted under any applicable law, and in connection with which the other party has a material interest, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties.

                                   ARTICLE VI

                                 SHARED CLAIMS

     6.1 Acknowledgment. Each party acknowledges that, from and after the Distribution Date, there may be claims and proceedings against such party and its Subsidiaries that relate (in whole or in part) to activities alleged to have transpired prior to the Distribution Date and with respect to which it would be fair and appropriate to apportion Liability therefor between the parties ("Shared Claims").

     6.2 Notification. If any party shall receive notice or otherwise learn of the assertion of any claim or the commencement of any proceeding which such party believes may constitute a Shared Claim (including, without limitation, any such claim or proceeding that names or identifies the other party or any of its Subsidiaries as a responsible party), such party shall (a) immediately assume the defense thereof and shall in all respects respond thereto in a timely manner and (b) promptly provide written notice thereof to the other party, setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of such party to give such notice shall not relieve the other party of any obligation to accept Liability unless it is actually prejudiced by such failure, and then only to the extent of such actual prejudice.

     6.3 Cooperation. The parties shall cooperate with each other in the defense or settlement of Shared Claims to the effect that (a) subject to the provisions of SECTION 6.2, the party bearing the greater Liability shall be responsible for the control and administration of any Shared Claim and (b) the other party shall cooperate with such party with respect to such control and administration.

     6.4 Liability. The parties shall seek to apportion Liability between them with respect to any Shared Claim, and in so doing shall take cognizance of all relevant factors, including but not limited to, the time and duration of any alleged activity giving rise thereto, the benefit sought to be achieved by the activity giving rise to the Shared Claim, and the employees involved in the activity giving rise to the Shared Claim.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Complete Agreement; Construction. This Agreement and the Other Agreements, including any schedules and exhibits hereto or thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     7.2 Expenses. Except as otherwise set forth in this Agreement and the Other Agreements, each party shall bear its own costs and expenses that are necessary to effect the Distribution and that arise after the Distribution and are related to the Distribution.

     7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to the principles of conflicts of laws thereof.

     7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

if to FAF:                           if to the Company:
Forward Air Corporation              Landair Corporation
430 Airport Road                     430 Airport Road
P.O. Box 1058                        P.O. Box 1058
Greeneville, Tennessee 37745         Greeneville, Tennessee 37745
Attn: General Counsel                Attn: General Counsel

     7.5 Amendments and Waivers. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

     7.7 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     7.8 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the FAF Board without the approval of the Company or the shareholders of FAF. In the event of such termination, no party shall have any Liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section 7.2.

     7.9 No Third-Party Beneficiaries. Except for the provisions of ARTICLE IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of the FAF Group or the Company Group) any remedy, claim, reimbursement, cause of action or other right other than those existing without reference to this Agreement.

     7.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.11 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     7.12 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof, and
(b) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

     7.13 No Solicitation of Employees. For a period of three years after the Distribution Date, neither FAF nor the Company, nor any of their Subsidiaries, will directly solicit the employment of any employee of the other company, or any of its Subsidiaries, without the prior written consent of such other company.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          FORWARD AIR CORPORATION

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          LANDAIR CORPORATION

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

Acknowledged and Agreed by the following entities with respect to the indicated Sections of this Agreement:

Landair Transport, Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Transportation Properties (Texas), Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Volunteer Adjustment, Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Landair Transportation Properties, Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Forward Air, Inc.
(with respect to Sections 3.5, 4.2,
4.5 and 5.6)

By:
--------------------------------------

Its:
--------------------------------------

FAF, Inc.
(with respect to Sections 3.5, 4.2,
4.5 and 5.6)

By:
--------------------------------------

Its:
--------------------------------------

                                  SCHEDULE 4.1

     Items with respect to which FAF shall indemnify the Company Indemnitees pursuant to SECTION 4.1 in accordance with the provisions of ARTICLE IV of this
Agreement:

          1. All Losses arising out of the business conducted or to be conducted by FAF or any member of the FAF Group, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Distribution Date, excluding the business conducted or to be conducted by the Company (either directly or through a Subsidiary or Affiliate of the Company) or the Subsidiaries and Affiliates of the Company;

          2. All of FAF's and any member of the FAF Group's Losses arising out of this Agreement or any of the Other Agreements, except as otherwise provided in such Other Agreements;

          3. All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information set forth in the Information Statement or the Form 10 or any amendment thereto, other than the information having been provided by the Company; and

          4. All Losses arising out of Environmental Liabilities with respect to the presence, use, storage, treatment, disposal (whether on-site or off-site), escape, release or threatened release of any substance at, near or from any property owned or leased by any Company Indemnitee to the extent such presence, use, storage, treatment, disposal, escape, release or threatened release is related to the operation of the businesses conducted or to be conducted by FAF or any member of the FAF Group other than the Company or its Subsidiaries. With respect to such substances, the Company's right of indemnity hereunder shall be in addition to any rights of indemnity owed to the Company by reason of the Real Property Leases, but shall exclude any right of indemnity, right of contribution or other recovery under any statutory law.

                                  SCHEDULE 4.2

     Items with respect to which the Company will indemnify the FAF Indemnitees in accordance with SECTION 4.2 of this Agreement:

          1. All Losses arising out of the businesses conducted or to be conducted by the Company or any member of the Company Group, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Distribution Date, excluding the businesses conducted or to be conducted by FAF (either directly or through a Subsidiary or Affiliate of FAF) or the Subsidiaries of FAF;

          2. All of the Company's and any member of the Company Group's Liabilities arising out of this Agreement or any of the Other Agreements, except as otherwise provided in such Other Agreements;

          3. All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information set forth in the Information Statement or the Form 10 or any amendment thereto, other than the information having been provided by FAF; and

          4. All Losses arising out of Environmental Liabilities with respect to the presence, use, storage, treatment, disposal (whether on-site or off-site), escape, release or threatened release of any substance at, near or from any property owned or leased by any FAF Indemnitee to the extent such threatened release is related to the operation of the businesses conduced or to be conducted by the Company or any member of the Company Group. With respect to such substances, FAF's rights of indemnity hereunder shall be in addition to any rights of indemnity owed to the Company by reason of the Real Estate Leases, but shall exclude any right of indemnity, right of contribution or right of recovery under any statutory law.